EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ispat International N.V. on Form F-4 of our auditors’ report dated March 4, 2004 (March 16 as to Note 20, and August 9, 2004 as to Note 21) appearing in the Annual Report on Form 20-F of Ispat International N.V. for the year ended December 31, 2003, and to the use of our report dated March 4, 2004 (March 16 as to Note 20, and August 9, 2004 as to Note 21), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Accountants B.V.

December 8, 2004

Rotterdam, The Netherlands

Deloitte Accountants B.V. is registered with the Trade Register of the Chamber of Commerce and Industry in Rotterdam.	Member of Deloitte Touche Tohmatsu